Exhibit 99.1

FOR IMMEDIATE RELEASE
Wheeler Real Estate Investment Trust, Inc. Chairman and CEO to be
Featured Speaker at Old Dominion University Event

Virginia Beach, VA – October 29, 2015 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”) announced today that the Company’s Chief Executive Officer, Jon Wheeler, will be the featured speaker at Old Dominion University’s E.V. Williams Center for Real Estate Networking in November event on Wednesday, November 4, 2015 at 4 pm ET in Norfolk, Virginia. Mr. Wheeler will be speaking on the global economy’s impact on the U.S. real estate market and participants will also hear from E.V. Williams Center for Real Estate’s director, Dr. J. Andrew Hansz, on new initiatives for the University’s real estate program.

For those that wish to attend, registration is available online at www.odu.edu/creed, or by phone at (757) 683-5352.

About Wheeler Real Estate Investment Trust Inc.
Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. is a fully-integrated, self-managed commercial real estate investment company focused on acquiring and managing income-producing retail properties with a primary focus on grocery-anchored centers. Wheeler’s portfolio contains well-located, potentially dominant retail properties in secondary and tertiary markets that generate attractive risk-adjusted returns, with a particular emphasis on grocery-anchored retail centers.

Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us.

CONTACT:	INVESTOR RELATIONS:
-OR-

Wheeler Real Estate Investment Trust Inc.	The Equity Group Inc.

Robin Hanisch	Terry Downs

Corporate Secretary	Associate

(757) 627-9088 / robin@whlr.us	(212) 836-9615 / tdowns@equityny.com

Laura Nguyen	Adam Prior

Director of Capital Markets	Senior Vice-President

(757) 627-9088/ lnguyen@whlr.us	(212)836-9606 / aprior@equityny.com